Exhibit 5.1

January 12, 2023

My Size, Inc.

HaYarden 4, POB 1026,

Airport City, Israel 7010000

Re:	My Size, Inc.

Ladies and Gentlemen:

We have acted as counsel to My Size, Inc. (the “Company”) in connection with the Securities Purchase Agreement, dated January 10, 2023 (the “Agreement”, which definition includes all listed exhibits and schedules thereto) entered into by and between the Company, and those certain investors signatory thereto, which provides for, among other things, the sale by the Company of 162,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value (the “Common Stock”) and pre-funded warrants representing the right to acquire up to 279,899 shares of Common Stock (the “Pre-funded Warrants” and each share of Common Stock issuable upon exercise of the Pre-Funded Warrants, a “Warrant Share”).

In the above capacity, we have reviewed (i) the registration statement on Form S-3 (Registration No. 333-251679) for the registration of the Shares and other securities of the Company initially filed by the Company on December 23, 2020 with the Securities and Exchange Commission (the “Commission”) and declared effective on December 30, 2020, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), including the documents filed by the Company pursuant to the Securities Exchange Act of 1934, as amended, and incorporated by reference therein (the “Incorporated Documents”), and the information deemed to be a part of the registration statement pursuant to Rule 430B under the Securities Act (the “Registration Statement”), (ii) the prospectus, dated December 30, 2020 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement, (iii) the prospectus supplement, dated January 10, 2023 (the “Prospectus Supplement” and, together with the Base Prospectus and the Incorporated Documents, the “Prospectus”), relating to the offering of the Shares, the Pre-funded Warrants and Warrant Shares, (iv) an executed copy of the Agreement, (v) the Certificate of Incorporation of the Company, as amended to date, (vi) the Amended and Restated By-laws of the Company, as amended to date, and (vii) certain resolutions of the Board of Directors of the Company relating to the offering of the Shares (the “Board Resolutions”).

In addition to the examination outlined above, we have conferred with various officers of the Company and have ascertained or verified, to our satisfaction, such additional facts as we deemed necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons.

With regard to our opinion regarding the Pre-funded Warrants and the Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, including the Warrant Shares, and/or antidilution adjustments of outstanding securities of the Company, including the Pre-funded Warrants, cause the Pre-funded Warrants to be exercisable for more shares of the Company’s Common Stock than the number then available for issuance by the Company.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware and, as to the Pre-funded Warrants constituting valid and binding obligations of the Company, the laws of the State of New York. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Based on the foregoing, we are of the opinion that (i) the Shares have been duly authorized and, when issued and sold against payment therefor in accordance with the Agreement, Registration Statement and Prospectus Supplement, will be validly issued, fully paid and non-assessable, (ii) the Pre-funded Warrants have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Pre-funded Warrants, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and (iii) the Warrant Shares have been duly authorized for issuance, and when issued and sold against payment therefor in accordance with the terms of the Pre-funded Warrant, will be validly issued, fully paid and nonassessable.

The opinion in clause (ii) above is subject to (a) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (b) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

We hereby consent to the references to our firm in the Prospectus Supplement and to the filing of this opinion by the Company as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Greenberg Traurig, LLP